                                                                      Exhibit 12

                             GTE SOUTH INCORPORATED
              STATEMENT OF THE RATIO OF EARNINGS TO FIXED CHARGES

                             (Thousands of Dollars)


                                                      Nine Months Ended
                                                      September 30, 1996
                                                      ------------------
Net earnings available for fixed charges:
  Income from continuing operations                       $  189,152
  Add - Income taxes                                         115,844
      - Fixed charges                                         42,528
                                                          ----------
Adjusted earnings                                         $  347,524
                                                          ==========
Fixed charges:
  Interest expense                                        $   37,926
  Portion of rent expense
     representing interest                                     4,602
                                                          ----------
Adjusted fixed charges                                    $   42,528
                                                          ==========
RATIO OF EARNINGS TO FIXED CHARGES                              8.17